Exhibit 99.1

Contact:
Bee van Kessel
Tel: + 1 835 235 0735
Email: investorrelations@trinseo.com

Trinseo Reports Third Quarter 2025 Financial Results and Provides 2025 Outlook

Third Quarter 2025 Highlights

●	Net loss of $110 million and EPS of negative $3.05
●

Adjusted EBITDA* of $30 million included $9 million of unfavorable net timing and negative equity income from Americas Styrenics due to an unplanned outage, partially offset by savings from restructuring initiatives

●	Cash used in operations of $22 million and capital expenditures of $16 million resulted in Free Cash Flow* of negative $38 million, a $35 million decrease versus prior year
●	Third quarter ending cash of $114 million (of which $2 million was restricted) and total liquidity of $346 million
●

Announced decision to cease virgin MMA production at our facilities in Italy and repurpose the Rho asset for recycled PMMA, along with the intention to close our polystyrene asset in Germany. Subject to consultations, we expect these actions to result in combined annualized profitability improvement of $30 million and capital expenditure reduction of $10 million. Cash costs to achieve are estimated to be $60 million to $70 million (of which $22 million in 2026), phased over a three-year period such that cash savings more than offset cash costs in each year.

	Three Months Ended
	September 30,
$millions, except per share data	2025	2024
Net Sales	$743	$868
Net Loss	(110)	(87)
Diluted EPS ($)	(3.05)	(2.47)
Adjusted Net Loss*	(87)	(58)
Adjusted EPS ($)*	(2.41)	(1.62)
EBITDA*	26	37
Adjusted EBITDA*	30	66

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Loss, all of which are non-GAAP measures, to Net Loss, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — November 6, 2025 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its third quarter 2025 financial results. Net sales of $743 million decreased 14% versus prior year from lower sales volume across all business segments and margin compression in Polymer Solutions and Latex Binders due to competitive price pressure particularly in Europe. The lower quarterly volumes and margins were partially offset by fixed costs reductions.

Third quarter net loss of $110 million was $22 million lower than prior year and Adjusted EBITDA of $30 million was $36 million below prior year. The higher net loss and Adjusted EBITDA were attributable to lower volumes and margins, as well as lower equity income from Americas Styrenics, partially offset by savings from restructuring initiatives.

Commenting on the Company’s third quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “Third quarter volumes were reflective of the demand environment we have seen over the last three years. This environment has gotten incrementally worse in 2025 as tariff uncertainty has disrupted trade flows and negatively affected consumer and customer sentiment. However, we saw demand for our more formulated products increase late in the third quarter and into the fourth quarter. While it may indicate that European and US customers may be beginning to reshore some of their demand it is too soon to say this is a longer term trend.”

Third Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $273 million for the quarter were 7% below prior year primarily due to lower sales volumes. Adjusted EBITDA of $34 million was essentially flat versus prior year, with lower sales into medical applications offsetting higher sales into mobility and building and construction applications as well as restructuring savings.
●	Latex Binders net sales of $198 million for the quarter decreased 18% versus prior year and Adjusted EBITDA of $17 million was $9 million below prior year from lower volumes and margins, primarily in paper and board and textile applications in Asia and Europe. Net sales to CASE and battery binders applications accounted for 18% of total segment net sales, with volume increasing 1% over prior year in a flat to declining market environment.
●	Polymer Solutions net sales of $271 million for the quarter decreased 18% versus prior year, mainly driven by unfavorable mix. Adjusted EBITDA of $4 million was $19 million below prior year, primarily from unfavorable timing as well as lower ABS volumes and unfavorable mix.
●	Americas Styrenics Adjusted EBITDA of $(2) million for the quarter was $6 million below prior year from an $8 million headwind related to an unplanned outage.

2025 Outlook

●	Fourth quarter 2025 net loss of $170 million to $180 million, resulting in a full year net loss of $408 million to $418 million
●	Fourth quarter 2025 Adjusted EBITDA of $30 million to $40 million including unfavorable timing of $5 million to $10 million, leading to a full year outlook of $167 million to $177 million
●	Fourth quarter 2025 Free Cash Flow of approximately $20 million, with a projected available liquidity of approximately $365 million at the end of the year

Commenting on the full year outlook, Bozich said, “We anticipate Adjusted EBITDA of approximately $30 million to $40 million and sequentially better free cash flow for the fourth quarter. This forecast assumes a continuation of the higher level in demand in our formulated products through November, but an exaggerated seasonal effect in December. We will remain intensely focused on what is in our control, including improving our free cash flow in the short and long term through working capital management, restructuring activities and other actions.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2025 financial results on Friday, November 7, 2025 at 10:30 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Bee van Kessel, Senior Vice President, Corporate Finance and Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its third quarter 2025 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 7, 2026.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.5 billion in 2024. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income (Loss), EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” ”estimate,” “see,” “outlook,” “will,” “may,” “might,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, conditions in the global economy and capital markets, including persistent decreased customer demand and the impact of tariffs on global trade relations; our ability to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit; increased energy costs; the timing of, and our ability to complete, a sale of our interest in Americas Styrenics; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; our current and future levels of indebtedness and our ability to service, repay or refinance our indebtedness; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations and achieve our forecasted cash flows; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net sales	$743.2	$867.7	$2,312.3	$2,691.7
Cost of sales	705.8	787.1	2,174.5	2,482.1
Gross profit	37.4	80.6	137.8	209.6
Selling, general and administrative expenses	63.2	97.0	232.3	237.2
Equity in earnings of unconsolidated affiliate	(2.4)	4.0	4.0	25.8
Operating income (loss)	(28.2)	(12.4)	(90.5)	(1.8)
Interest expense, net	70.6	72.3	206.7	200.0
Loss on extinguishment of long-term debt	—	0.6	0.2	0.6
Other expense (income), net	2.6	(1.4)	(20.6)	(0.9)
Loss before income taxes	(101.4)	(83.9)	(276.8)	(201.5)
Provision for income taxes	8.3	3.4	17.4	29.1
Net loss	$(109.7)	$(87.3)	$(294.2)	$(230.6)
Weighted average shares- basic	36.0	35.4	35.7	35.3
Net loss per share- basic	$(3.05)	$(2.47)	$(8.24)	$(6.53)
Weighted average shares- diluted	36.0	35.4	35.7	35.3
Net loss per share- diluted	$(3.05)	$(2.47)	$(8.24)	$(6.53)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$112.1	$209.8
Accounts receivable, net of allowance	402.6	379.9
Inventories	351.4	347.2
Other current assets	56.3	51.3
Investments in unconsolidated affiliate	219.1	222.6
Property, plant, equipment, goodwill, and other intangible assets, net	1,177.4	1,234.5
Right-of-use assets - operating, net	57.7	63.9
Other long-term assets	115.1	134.9
Total assets	$2,491.7	$2,644.1
Liabilities and shareholders’ equity (deficit)
Current liabilities	674.2	720.9
Long-term debt, net of unamortized deferred financing fees	2,333.0	2,200.7
Noncurrent lease liabilities - operating	49.3	53.3
Other noncurrent obligations	296.8	289.1
Shareholders’ equity (deficit)	(861.6)	(619.9)
Total liabilities and shareholders’ equity (deficit)	$2,491.7	$2,644.1

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2025	2024
Cash flows from operating activities
Cash used in operating activities	$(125.0)	$(99.3)

Cash flows from investing activities
Capital expenditures	(35.0)	(42.1)
Proceeds from the sale of businesses and other assets	—	8.2
Cash used in investing activities	(35.0)	(33.9)

Cash flows from financing activities
Deferred financing fees	(19.8)	(4.6)
Short-term borrowings, net	(2.8)	(14.0)
Dividends paid	(1.2)	(1.3)
Withholding taxes paid on restricted share units	(0.7)	—
Acquisition-related contingent consideration payment	—	(0.7)
Repurchases and repayments of long-term debt	(14.5)	(13.7)
Net proceeds from issuance of 2028 Refinance Term Loans	115.0	—
Repayments of 2025 Senior Notes	(115.0)	—
Proceeds from Accounts Receivable Securitization Facility	140.0	438.2
Repayments of Accounts Receivable Securitization Facility	(75.0)	(363.2)
Proceeds from Revolving Facility	150.0	—
Repayments of Revolving Facility	(120.0)	—
Cash provided by financing activities	56.0	40.7
Effect of exchange rates on cash	6.4	(1.0)
Net change in cash, cash equivalents, and restricted cash	(97.6)	(93.5)
Cash, cash equivalents, and restricted cash—beginning of period	211.9	261.1
Cash, cash equivalents, and restricted cash—end of period	$114.3	$167.6
Less: Restricted cash	2.2	2.3
Cash and cash equivalents—end of period	$112.1	$165.3

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2025	2024	2025	2024
Engineered Materials	$273.5	$294.5	$844.0	$900.8
Latex Binders	198.3	241.9	611.8	735.9
Polymer Solutions	271.4	331.3	856.5	1,055.0
Americas Styrenics*	—	—	—	—
Total Net Sales	$743.2	$867.7	$2,312.3	$2,691.7

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	September 30,
(In millions, except per share data)	2025	2024
Net loss	$(109.7)	$(87.3)
Interest expense, net	70.6	72.3
Provision for income taxes	8.3	3.4
Depreciation and amortization	56.4	48.3
EBITDA	$25.6	$36.7
Restructuring and other charges (a)	3.7	28.5	Selling, general, and administrative expenses
Other items (b)	1.1	0.9	Selling, general, and administrative expenses, Other expense (income), net
Adjusted EBITDA	$30.4	$66.1
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	30.4	66.1
Interest expense, net	70.6	72.3
Provision for income taxes - Adjusted (c)	3.9	3.5
Depreciation and amortization - Adjusted (d)	42.6	47.8
Adjusted Net Loss	$(86.7)	$(57.5)
Weighted average shares- diluted	36.0	35.4
Adjusted EPS	$(2.41)	$(1.62)

Adjusted EBITDA by Segment:
Engineered Materials	$33.8	$33.5
Latex Binders	16.9	25.5
Polymer Solutions	4.1	23.4
Americas Styrenics	(2.4)	4.0
Corporate Unallocated	(22.0)	(20.3)
Adjusted EBITDA	$30.4	$66.1

(a)	Restructuring and other charges for the 2025 and 2024 periods primarily relate to employee termination benefits, contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s restructuring plans.
(b)	Other items for the 2025 period primarily relate to fees incurred in conjunction with the Company’s legal defense costs associated with Synthos litigation and certain of the Company’s strategic initiatives, including the potential divestiture of our styrenics business. Other items for the 2024 period primarily relate to fees incurred in conjunction with the Company’s legal defense costs associated with Synthos litigation and certain of the Company’s strategic initiatives.
(c)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.
(d)	Amounts for the three months ended September 30, 2025 and 2024 excludes accelerated depreciation of $13.8 million and $0.5 million, respectively. The 2025 period charges are primarily related to the shortening of the useful life of certain IT assets in preparation to move to a cloud hosted platform. The 2024 charges are primarily related to the shortening of the useful life of certain assets related to the 2024 restructuring plan.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net loss to forecasted Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS for the three months ended December 31, 2025. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

Three Months Ended
December 31,
(In millions, except per share data)	2025
Adjusted EBITDA	$30 - 40
Interest expense, net	70
Provision for income taxes	20
Depreciation and amortization	120
Reconciling items to Adjusted EBITDA (e)	—
Net Loss	(170) - (180)
Reconciling items to Adjusted Net Loss (e)	—
Adjusted Net Loss	$(170) - (180)

Weighted average shares - diluted (f)	36.0
EPS - diluted ($)	$(4.73) - (5.01)
Adjusted EPS ($)	$(4.73) - (5.01)
(e)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted fourth quarter ended December 31, 2025, we have not included estimates for these items.
(f)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for the fourth quarter 2025, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2025	2024	2025	2024
Cash provided by (used in) operating activities	$(21.6)	$8.8	$(125.0)	$(99.3)
Capital expenditures	(16.5)	(12.2)	(35.0)	(42.1)
Free Cash Flow	$(38.1)	$(3.4)	$(160.0)	$(141.4)

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash used in operations and cash used for capital expenditures to forecasted Free Cash Flow for the three months ended December 31, 2025. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Three Months Ended
(In millions)	December 31, 2025
Cash provided by operating activities	$35
Capital expenditures	(15)
Free Cash Flow	$20